Filed Pursuant to Rule 424(b)(3)
File Number 333-119428

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement dated December 21, 2004
to Prospectus declared
effective on November 23, 2004
(Registration No. 333-119428)
as supplemented by that Prospectus Supplement dated November 23, 2004

ALLIANCE PHARMACEUTICAL CORP.

This Prospectus Supplement No. 2 supplements our Prospectus dated November 23, 2004 and the Prospectus Supplement No. 1 dated November 23, 2004. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 2 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Alliance Pharmaceutical Corp. filed by us with the Securities and Exchange Commission on December 20, 2004.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 21, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): December 14, 2004

ALLIANCE PHARMACEUTICAL CORP.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number)	Identification Number)

4660 La Jolla Village Drive, Suite 825, San Diego, CA 92122
(Address of principal executive offices, with zip code)
(858) 410-5200
(Registrant's telephone number, including area code)
6175 Lusk Blvd, San Diego, CA 92121
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01    Changes In Registrant’s Certifying Accountant.

On December 14, 2004, Ernst & Young LLP (“E&Y”) resigned as Alliance Pharmaceutical Corp.‘s (the “Company”) independent registered public accounting firm.

The Audit Committee of the Company, at its meeting on December 15, 2004, appointed Corbin & Company, LLP (“Corbin & Co.”) as the Company’s new independent registered public accounting firm, based upon the recommendation of management. The appointment was effective immediately for the quarter ending December 31, 2004.

The reports of E&Y on the Company’s consolidated financial statements for the years ended June 30, 2003 and 2004 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles. However, E&Y’s report for the years ended June 30, 2003 and 2004 was modified for uncertainty in that it included an explanatory paragraph noting the Company may lack sufficient working capital to service its debts and to fund its operations through the fiscal year ending June 30, 2005, which raises substantial doubt about its ability to continue as a going concern.

In connection with its audits of the Company’s consolidated financial statements for the years ended June 30, 2003 and 2004, and through the subsequent interim periods, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference thereto in its reports. There were no “reportable events” as that term is defined in Item 304(a)(1)(iv) of Regulation S-B.

During the Company’s two most recent fiscal years and the period from the end of the most recent fiscal year to the date of appointment of Corbin & Co., neither the Company nor anyone acting on its behalf consulted with Corbin & Co. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

The Company has requested E&Y to furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether they agree with the statements made herein.

Item 9.01.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

Exhibit No.	Description
16.1	Letter of Ernst & Young LLP to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
Date: December 15, 2004	By: /S/ DUANE J. ROTH
Duane J. Roth
Chairman, President and Chief Executive Officer

EXHIBIT 16.1

Letter of Ernst & Young Re. Change In Certifying Accountant

December 17, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated December 14, 2004, of Alliance Pharmaceutical Corp. and are in agreement with the statements contained in the paragraphs one, three, four and six therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs two and five of Item 4.01 of the above-referenced filing.

/s/ Ernst & Young LLP